                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(A) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, for use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                 WorldCom, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[   ]    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    1)   Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

    5)   Total fee paid:

         ----------------------------------------------------------------------

[ X ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

         ----------------------------------------------------------------------

    2)   Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

    3)   Filing Party:

         ----------------------------------------------------------------------

    4)   Date Filed:

         ----------------------------------------------------------------------

                                [CORPORATE LOGO]

                                 WORLDCOM, INC.
                              515 East Amite Street
                        Jackson, Mississippi  39201-2702

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                          Jackson, Mississippi
                                          April 22, 1996

    The annual meeting of the shareholders of WorldCom, Inc., a Georgia corporation (the "Company"), will be held on Thursday, May 23, 1996, at 10:00 a.m. local time, at 515 East Amite Street, Jackson, Mississippi, for the purposes of:

    1.   electing a Board of twelve directors;

    2. considering and acting upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 500,000,000 to 750,000,000;

    3. considering and acting upon a proposal to approve the Company's Third Amended and Restated 1990 Stock Option Plan;

    4. considering and acting upon a proposal to approve the Company's Special Performance Bonus Plan; and

    5. transacting such other business as properly may come before the meeting or any adjournments thereof.

    Shareholders of record at the close of business on April 4, 1996, will be entitled to receive notice of, and to vote at, the meeting.

    A copy of the Company's Annual Report for 1995 accompanies this notice.


                                          By Order of the Board of Directors

                                          SCOTT D. SULLIVAN
                                          Secretary


    Whether or not you intend to be present at the meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                                  WorldCom, Inc
                              515 East Amite Street
                        Jackson, Mississippi  39201-2702

                         ------------------------------
                                 PROXY STATEMENT
                         ------------------------------

                             SOLICITATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at 515 East Amite Street, Jackson, Mississippi, on Thursday, May 23, 1996, at 10:00 a.m. local time and at any adjournments thereof. Shareholders of record at the close of business on April 4, 1996 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. The first mailing of proxies to shareholders will occur on or about April 22, 1996. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

    On September 15, 1993, Metromedia Communications Corporation, a Delaware corporation ("MCC"), merged into Resurgens Communications Group, Inc., a Georgia corporation ("Resurgens"). Immediately thereafter, LDDS Communications, Inc., a Tennessee corporation ("LDDS-TN"), merged into Resurgens, whereupon the name of Resurgens was changed to "LDDS Communications, Inc." (the "Surviving Corporation"). Such mergers are hereinafter referred to collectively as the "Mergers" and individually as a "Merger." Although from a corporate law perspective Resurgens was the survivor in both Mergers, for accounting purposes, LDDS-TN was the survivor of the second Merger. The executive officers of LDDS-TN at the time of the Mergers became the executive officers of the Surviving Corporation and the Board of Directors of the Surviving Corporation consisted of seven members selected by LDDS-TN and three members selected by Metromedia Company, a Delaware general partnership and formerly the sole stockholder of MCC ("Metromedia"). Accordingly, unless otherwise provided herein, all references to and information regarding the Company contained in this Proxy Statement relate to LDDS-TN prior to the Mergers and to the Surviving Corporation after the Mergers. At the annual meeting of shareholders held May 25, 1995, shareholders of LDDS Communications, Inc. voted to change the name of the Company to WorldCom, Inc., effective immediately.

                         ACTION TO BE TAKEN UNDER PROXY

    SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

         (1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the 1997 annual meeting of the Company's shareholders and until their successors have been duly elected and qualified;

         (2) FOR the amendment of Article Four, Section A, of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to increase the number of authorized shares of common stock, par value $.01 per share (the "Common Stock"), from 500,000,000 to 750,000,000;

         (3) FOR the approval of the Company's Third Amended and Restated 1990 Stock Option Plan;

         (4) FOR the approval of the Company's Special Performance Bonus Plan;
    and

         (5) according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.


                               COMPANY SECURITIES

    On the Record Date, there were issued and outstanding 194,305,858 shares of Common Stock and 1,244,048 shares of Series 2 6.5% Cumulative Senior Perpetual Convertible Preferred Stock (the "Series 2 Preferred Stock"). The holders of shares of Common Stock issued and outstanding are entitled to cast one vote per share on all matters voted on by the holders of Common Stock generally, including the election of directors, and do not have cumulative voting rights. The holders of Series 2 Preferred Stock are entitled to vote together with holders of Common Stock as a single class on issues presented to a vote of the Company's shareholders, on an as-if-converted basis, except under certain conditions when such holders are entitled to vote as a separate class. On the Record Date, the shares of Series 2 Preferred Stock issued and outstanding were convertible at the option of the holders, into an aggregate of 2,633,081 shares of Common Stock. The shares of Series 2 Preferred Stock do not carry cumulative voting rights.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    As of the Record Date, the following persons, individually or as a group, were known to the Company to be deemed to be the beneficial owners of more than five percent of the issued and outstanding Common Stock, each of which persons has sole voting and investment power over such Common Stock, except as set forth in the footnotes hereto:

                                        Amount and
Name and Address of                     Nature of Existing         Percent
Beneficial Owner                        Beneficial Ownership (1)   Of Class (1)
- --------------------------------------  -------------------------  ------------

ALLTEL Corporation ("ALLTEL")                   13,342,606             6.9%
  One Allied Drive
  Little Rock, Arkansas 72202

FMR Corp.                                       12,168,836 (2)         6.3%
  82 Devonshire Street
  Boston, Massachusetts 02109

- ---------------

(1) Based upon 194,305,858 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.

(2) Based upon shares owned as of December 31, 1995, as reported on its Statement on Schedule 13G. Edward C. Johnson 3d, Chairman of FMR Corp., together with various trusts for the benefit of Johnson family members, form a controlling group with respect to FMR Corp. Amount includes 12,037,399 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). Each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds has sole power to dispose of these 12,037,399 shares. Neither FMR Corp., Edward C. Johnson 3d, nor Abigail P. Johnson, Director of FMR Corp., has the sole power to vote or direct the voting of shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. As the result of its serving as investment manager of the institutional account(s) FMR Corp., through its control of Fidelity Management Trust Company, has voting and dispositive power over 131,437 shares of Common Stock, including 56,737 shares of Common Stock resulting from the assumed conversion of $2,160,000 principal amount of the Company's 5% Convertible Subordinated Debentures.

    To the knowledge of the Company, 243,753 shares, or approximately 20%, of the 1,244,048 outstanding shares of Series 2 Preferred Stock are owned by The 1818 Fund, L.P., 63 Wall Street, New York, NY 10005. The general and managing partner of The 1818 Fund, L.P. is Brown Brothers Harriman & Co. ("Brown Brothers"), which has designated its partners T. Michael Long and Lawrence C. Tucker the sole and exclusive partners having voting and investment power with respect to the Common Stock into which said Series 2 Preferred Stock is convertible. On the Record Date, the 243,753 outstanding shares of Series 2 Preferred Stock owned by The 1818 Fund, L.P. were convertible into 515,914 shares of Common Stock, representing less than one percent of the outstanding Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock, as of the Record Date, by each nominee for election as a director, each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of the Company. Each nominee, director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                           Number of Shares        Percent
Name of Beneficial Owner                   Beneficially Owned (1)  of Class (1)
- -----------------------------------------  ----------------------  ------------

Carl J. Aycock                                 383,078       (2)           *
Max E. Bobbitt                                  55,646       (3)           *
Charles T. Cannada                             132,434       (4)           *
Bernard J. Ebbers                            7,137,903       (5)        3.7%
Francesco Galesi                             1,502,668       (6)           *
Stiles A. Kellett, Jr.                       1,049,859       (7)           *
Silvia Kessel                                    6,000       (8)           *
John W. Kluge                                  256,000       (9)           *
Gregory A. LeVert                              100,000      (10)           *
John A. Porter                               2,465,539      (11)        1.3%
Stuart Subotnick                                16,000      (12)           *
Scott D. Sullivan                              137,505      (13)           *
Lawrence C. Tucker                             527,548      (14)           *
Roy A. Wilkens                                  67,303      (15)           *
All Directors and Current Executive
  Officers as a Group (13 persons)          13,737,483      (16)        7.1%

- ---------------

*    Less than one percent.

(1) Based upon 194,305,858 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after April 4, 1996.

(2) Includes 2,788 shares owned by Mr. Aycock's spouse; 37,658 shares purchasable upon exercise of options; and 1,656 shares held as custodian for children.

(3)  Includes 11,756 shares purchasable upon exercise of options.

(4)  Includes 127,974 shares purchasable upon exercise of options.

(5) Includes 18,216 shares held as custodian for children; 537,848 shares purchasable upon exercise of options; and 430,974 shares owned by Mr. Ebbers' spouse, as to which Mr. Ebbers shares voting and investment power.

(6) Consists of 1,490,912 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 11,756 shares purchasable upon exercise of options.

(7) Includes 8,000 shares owned by Mr. Kellett's spouse; 48,882 shares held by or in trust for children; and 37,658 shares purchasable upon exercise of options.

(8)  Consists of 6,000 shares purchasable upon exercise of options.

(9)  Includes 6,000 shares purchasable upon exercise of options.

(10) Consists  of 100,000 shares purchasable upon exercise of options.

(11) Includes 125,686 shares held as custodian or trustee for children; 29,024 shares purchasable upon exercise of options; and 100,900 shares owned by spouse, as to which beneficial ownership is disclaimed.

(12) Includes 6,000 shares purchasable upon exercise of options.

(13) Includes 136,514 shares purchasable upon exercise of options.

(14) A total of 515,914 of these shares are issuable upon conversion of the Series 2 Preferred Stock and are beneficially owned by The 1818 Fund, L.P. Brown Brothers is the general and managing partner of The 1818 Fund, L.P. and Mr. Tucker, as a general partner of Brown Brothers, shares voting and investment power with respect to such securities. See "Principal Holders of Voting Securities". Also includes 11,634 shares purchasable upon exercise of options.

(15) Includes 66,666 shares purchasable upon exercise of options.

(16) Includes 1,542,402 shares purchasable upon exercise of options or conversion of Series 2 Preferred Stock.


                         ITEM 1.  ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at twelve. Accordingly, twelve directors are to be elected at the 1996 annual meeting as hereinafter provided.

     All nominees have indicated their willingness to serve if elected and all nominees are currently directors of the Company. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable. The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

     Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

     Pursuant to the applicable provisions of the Articles of Incorporation, holders of shares of Common Stock and Series 2 Preferred Stock currently are entitled to vote as a single class in the election of the twelve directors at the annual meeting. Each outstanding share of Common Stock is entitled to one vote in the election and each holder of Series 2 Preferred Stock is entitled to cast the number of votes per share of such Series 2 Preferred Stock as is equal to the number of votes that such holder would be entitled to cast had such holder converted the shares of Series 2 Preferred Stock held into Common Stock on the Record Date.

     In previous years, Ms. Kessel and Messrs. Kluge and Subotnick were nominated and elected as directors of the Company by Metromedia, as holder of the Series 1 $2.25 Cumulative Senior Perpetual Convertible Preferred Stock (the "Series 1 Preferred Stock") acquired in the Mergers pursuant to the terms thereof. In August 1995, Metromedia converted the Series 1 Preferred Stock into shares of Common Stock in connection with the sale of such shares. See "Executive Compensation -- Certain Relationships and Related Transactions."


Information about Nominees and Executive Officers

     The following states each director or nominee's and each executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years. All references to "the Company" include for these purposes LDDS-TN and its predecessors.

     Carl J. Aycock, 47, has been a director of the Company since 1983 and served as Secretary of the Company from 1987 to 1995. Mr. Aycock was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

     Max E. Bobbitt, 51, has been a director of the Company since
December 1992. He was a director of Advanced Telecommunications Corporation ("ATC") until its merger with the Company in December 1992 (the "ATC Merger"). Mr. Bobbitt held various positions including President and Chief Operating Officer and director of ALLTEL, a telecommunications company, from 1970 until his retirement in January 1995.

     Charles T. Cannada, 37, serves as Senior Vice President of the Company, which he joined in 1989. Prior to becoming Senior Vice President in January 1995, Mr. Cannada served as Treasurer, Chief Financial Officer and Assistant Secretary of the Company.

     Bernard J. Ebbers, 54, has been President and Chief Executive Officer of the Company since April 1985. He has served as a director of the Company since 1983.

     Francesco Galesi, 65, has been a director of the Company since December 1992. He was a director of ATC until the ATC Merger. He is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications.

     Stiles A. Kellett, Jr., 52, has served as a director of the Company since 1981. From 1978 to January 1996, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia. He serves as a director of Frederica Bank & Trust Company, St. Simons Island, Georgia and Mariner Health Group, Inc., New London, Connecticut.

     Silvia Kessel, 45, is Senior Vice President of Metromedia. Metromedia is a diversified, privately held investment partnership and management company engaged in a variety of businesses in the high technology, telecommunications, computerized painting, automotive parts and the food services and hospitality industries. Ms. Kessel has served as a director of the Company since consummation of the Mergers. She also is a director of Metromedia International Group, Inc.

     John W. Kluge, 81, Chairman of the Board of the Company, also serves as Metromedia's Chairman and President. Mr. Kluge has served as a director of the Company since consummation of the Mergers. He also is a director of The Bear Stearns Companies, Inc., Occidental Petroleum Corporation, Metromedia International Group, Inc. and Conair Corporation.

     John A. Porter, 52, Vice Chairman of the Board of the Company, served as Chairman of the Board of Directors of the Company from 1988 until consummation of the Mergers. From May 1995 to the present, Mr. Porter has served as Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a manufacturer of electrical power distribution products. Mr. Porter also serves as Chairman of the Board of Directors of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment. Mr. Porter is President and sole shareholder of P.M. Restaurant Group, Inc. which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in March 1995. He is also a director of Uniroyal Technology Corporation and Intelligent Electronics, Inc.

     Stuart Subotnick, 54, is Executive Vice President of Metromedia. Mr. Subotnick has served as a director of the Company since consummation of the Mergers. He also serves as a director of Carnival Cruise Lines, Inc. and Metromedia International Group, Inc.

     Scott D. Sullivan, 34, serves as Chief Financial Officer and Secretary of the Company. From 1992 until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of the Company. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including ATC. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG Peat Marwick LLP. Mr. Sullivan has served as a director of the Company since March 1996, when he was elected by the Board of Directors.

     Lawrence C. Tucker, 53, is a general partner of Brown Brothers, which is the general and managing partner of The 1818 Fund, L.P. He is also a director of Blenheim Group PLC, The WellCare Management Group, Inc. and Riverwood International Corporation. Mr. Tucker has served as a director of the Company since May 1995, and previously served as director of the Company from May 28, 1992 until the ATC Merger.

     Roy A. Wilkens, 53, serves as President and Chief Executive Officer, WilTel, which the Company purchased in January 1995. Prior to such date,

Mr. Wilkens held various positions with The Williams Companies, Inc., including President of Williams Pipe Line Co. and President and Chief Executive Officer of WilTel, Inc. Mr. Wilkens has served as a director of the Company since March 1995.


                    INFORMATION CONCERNING BOARD OF DIRECTORS

Committees and Meetings

     During 1995, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served.

     The Board of Directors has a standing Audit Committee, consisting of Max
E. Bobbitt (Chairman), Francesco Galesi and Silvia Kessel. During 1995, the Audit Committee held two meetings. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants.

     The Board of Directors has a standing Compensation and Stock Option Committee consisting of Stiles A. Kellett, Jr. (Chairman), Stuart Subotnick and Lawrence C. Tucker. The Compensation and Stock Option Committee held three meetings during 1995. The duties of the Compensation and Stock Option Committee are as follows: (a) to review and recommend to the Board of Directors the annual salary, fees, bonus and other benefits of the directors, officers and employees of the Company and the Company's subsidiaries; (b) to administer the stock option plans of the Company, including a determination of the individuals to whom options are granted and the terms and provisions of options under such plans; and (c) to review and submit to the Board of Directors recommendations concerning compensation, stock plans and other benefits for the Company's directors, officers and employees and expense account policies.

     The Board of Directors has a Nominating Committee consisting of John A. Porter (Chairman), Carl J. Aycock and John W. Kluge. The Nominating Committee did not meet during 1995. The duties of the Nominating Committee include recommending to the Board, if so requested by the Board, nominees for director, successors to the Chief Executive Officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The Nominating Committee, if it meets, or the Board will give due consideration to written recommendations for nominees from shareholders for election as directors. Under the Bylaws of the Company, shareholders are entitled to nominate persons for election as directors only if written notice has been given as specified therein to the Company's Secretary, 515 East Amite Street, Jackson, Mississippi 39201-2702, not later than 90 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."


Compensation of Directors

     Effective January 1, 1996, the Company's directors are paid fees of $22,500 per year and $1,000 per meeting of the Board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting on the same day as a Board meeting, and $1,000 for any other committee meeting, plus certain expenses. The chairman of each committee receives an additional $3,000 per year. During 1995, directors were paid fees of $6,000 per year and $1,000 per meeting of the Board attended plus certain expenses. Committee members were paid a fee of $300 for any committee meeting attended on the same day as a Board meeting, and $500 for any other committee meeting attended, plus certain expenses. The chairman of each committee received an additional $1,000.

     Pursuant to the Company's Second Amended and Restated 1990 Stock Option Plan, each director receives annually a non-discretionary grant of options to purchase 3,000 shares of the Company's Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant,
(b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the day preceding the consummation of a specified change in control transaction, defined generally to include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company in which the Company is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of the Company to another entity. The exercise price may be paid in cash or, in the discretion of the committee which administers the plan, Common Stock. In the discretion of such committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise. If approved by shareholders as proposed under "Item 3. Approval of the Third Amended and Restated 1990 Stock Option Plan," the number of shares awarded pursuant to the annual non-discretionary grant of options would be increased to 5,000 for each non-employee director and such options would expire, among other times, upon the date of consummation of a specified change in control transaction.


                REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

General

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). From May 31, 1994 to May 24, 1995, the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Danny M. Dunnaway and Silvia Kessel. Since May 25, 1995, the Committee has been composed of Stiles A. Kellett, Jr. (Chairman), Stuart Subotnick and Lawrence C. Tucker. None of the Committee members are employees of the Company.

     The Company's executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company will meet its ultimate responsibility to its shareholders.

     The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under

Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.


Base Salary

     The Committee determines the salary ranges for each of the executive officer positions of the Company, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. With respect to executive officers other than the Chief Executive Officer, the evaluation of the Chief Executive Officer is of paramount importance in setting base salaries. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies, in order to attract and retain the best qualified management team available. In 1995, base salaries for particular officers were consistent with this policy.

     The peer group of companies for comparison of compensation levels is composed of two other national facilities based, long distance telecommunications companies. Although the market shares of these companies exceed that of the Company, the Committee views these companies as comparable for purposes of reflecting the market in which the Company competes for executive talent. This is a smaller group than the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement under the caption "Comparison of Five-year Cumulative Total Returns." One of these companies is included in the index used for stock performance comparisons. The other company is not traded on the Nasdaq Stock Market and is therefore not included in the peer group index. The information as to salary and bonus ranges in the peer group companies is acquired through the review of public filings. The Committee is satisfied that it has reasonably accurate information with respect to salary ranges in the Company's peer group.

     The Committee begins its annual compensation review in November, and it meets in the following February or March of each year to set the compensation of the Company's executive officers. The Committee considers (i) the Company's performance as evidenced in changes in the price of the Common Stock during the year as compared to changes in its industry and the broader economic environment, (ii) the Chief Executive Officer's recommendations with respect to a particular officer, (iii) the officer's individual performance, (iv) any significant changes in the officer's level of responsibility, and (v) each officer's then-current salary within the range of salaries for such position. The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of the Company during the prior year and the expected contributions of such officer in the future.

     The proposed salary increases, as well as the annual and long-term incentive awards, are presented for the approval of the Board of Directors of the Company. Generally, such salary increases are made retroactive to January 1 of the current year. For 1996, executive officers' salaries were adjusted consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies. The Company's Board of

Directors unanimously approved the 1996 salary adjustments and the annual and long-term incentive awards for 1995.


Annual Incentive Compensation

     The Company's executive officers, as well as other management employees, are eligible to receive annual cash bonus awards. The key components in determining the amount of such awards include the financial performance of the Company in the context of the overall industry and economic environment, generally as evidenced by changes in the Common Stock price during the prior year, as well as the individual growth and success of the Company as measured primarily by revenues. The judgment of each member of the Committee and, in the case of other executive officers, of the Chief Executive Officer as to the impact of the individual on the financial performance of the Company also are considered. Based largely upon internal growth, the successful assimilation of recent acquisitions into the Company's operations and the 81% increase in the price of the Common Stock, the Committee awarded bonuses for 1995 which fell between the median and high end of the range of annual bonuses at the peer group companies.

     In 1994, the Company adopted the Annual Performance Bonus Plan (the "Annual Plan"), which relates to certain cash bonuses for the Chief Executive Officer. The bonuses are predicated on the achievement by the Company of one or more quantitative performance goals for the year. Over time, in light of its experience with the Annual Plan and other compensation-related considerations, the Committee may expand the number of participants in the Annual Plan to include other executive officers of the Company. Subject to attainment of the specified performance goal(s) and the limitation with respect to the maximum bonus payable under the Annual Plan, the Committee exercises its judgment as to individual contributions to the Company's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus or bonuses to be paid under the Annual Plan.


Long-Term Incentive Compensation

     The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company's stock option plans provide the means through which executive officers can build an investment in Company Common Stock which will align such officers' economic interests with the interests of shareholders. The value of the stock options historically has increased as a result of increases in the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

     The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

     In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself. Prior option grants to the individual involved are not considered in making new nonqualified option grants.

     Subject to obtaining shareholder approval, the Board of Directors has approved the Third Amended and Restated 1990 Stock Option Plan. As discussed in more detail elsewhere in the Proxy Statement, the amended plan will increase the number of shares that may be issued under the plan from 11,537,986 shares to 20,000,000 shares and effect certain other amendments. These amendments are intended to further the purpose of the Company's Second Amended and Restated 1990 Stock Option Plan of enhancing the continued success of the Company by providing management and key employees with an increased personal interest in the Company.

     The Committee believes this amended plan is an important mechanism to align management incentives closely with the Company's performance and shareholder value, and strongly recommends its adoption by the shareholders.


Compensation of Chief Executive Officer

     Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally, with exception for cash bonuses granted under (a) the Annual Plan, (b) the 1995 Special Performance Bonus Plan (the "1995 Plan"), and (c) as discussed below, the proposed Special Performance Bonus Plan. The total compensation package of Mr. Ebbers is designed to be competitive within the industry while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 1995, the compensation package for Mr. Ebbers was consistent with this policy.

     The Committee has approved the adoption of the Special Performance Bonus Plan (the "Special Bonus Plan") which adoption is subject to obtaining requisite shareholder approval. The Special Bonus Plan, which relates to a special bonus for the Chief Executive Officer in addition to any bonus payable under the Annual Plan or any other plan, is discussed in more detail elsewhere in this Proxy Statement.

     The Committee views the Special Bonus Plan as an important mechanism to align the Chief Executive Officer's incentives closely with the Company's performance and shareholder value, and strongly recommends its adoption by the shareholders.

     During 1994, after restatement for the merger with IDB Communications Group, Inc. which was accounted for as a pooling-of-interests, revenues increased from $1.5 billion to $2.2 billion. Also, on January 5, 1995, the Company completed the acquisition of Williams Telecommunications Group, Inc. (the "WilTel Acquisition") for approximately $2.5 billion in cash. On a pro forma basis, the combined assets and revenues of these companies for 1994 totaled $6.4 billion and $3.1 billion, respectively. In recognition of these achievements, the Committee determined to increase Mr. Ebbers' base salary in 1995 to $850,000, an increase of 21% over his 1994 base salary. During 1995, the Company's stock price increased from $19.44 to $35.25 per share, and the Company increased significantly in size upon the completion of the WilTel Acquisition. As of December 31, 1995, the Company had $6.6 billion in total assets and $3.6 billion in revenues for the year ended December 31, 1995. In recognition of these achievements, the Committee determined to increase Mr. Ebbers' base salary in 1996 by 10% over his 1995 salary, to $935,000. The Committee established a maximum bonus under the Annual Plan for the Chief Executive Officer for 1995 equal to $1,125,000. It established specific performance goals for 1995 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above.

     In 1994, the Company also adopted the 1995 Plan which relates to a special bonus for the Chief Executive Officer of the Company with respect to fiscal year 1995. The bonus was in addition to any other bonus payable to the Chief Executive Officer. The award of a bonus to the Chief Executive Officer under the 1995 Plan was predicated on the achievement by the Company of one or more performance goals during fiscal year 1995, as determined by the Committee. The Committee established a maximum bonus under the 1995 Plan for the Chief Executive Officer of $1,000,000, and a performance goal, based on specified minimum gross revenues of the Company in any one month. The 1995 performance goal was achieved and the Committee awarded Mr. Ebbers the entire bonus, based on the factors discussed above.

     During 1995, the Committee granted Mr. Ebbers options exercisable for an aggregate of 450,000 shares of Common Stock, which become exercisable in three equal annual installments beginning January 1, 1996 through January 1, 1998. The Committee believes that options appropriately compose a significant portion of compensation for the reasons set forth above. In evaluating the number of options awarded, the Committee did not employ a formal valuation formula, but compared the number of options to the numbers of options awarded by the peer group companies.


Conclusion

     The Committee intends to continue its practice of basing executive compensation on stock price and other financial performance criteria in the context of the telecommunications industry and the broader economy, and on its qualitative evaluation of individual performance. Additionally, the Committee is augmenting, as applicable to the person(s) involved, these components of the compensation process with the quantitative measures of performance included in the Annual Plan. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

                     THE COMPENSATION AND STOCK OPTION COMMITTEE
                                                  April 22, 1996

                     Through May 24, 1995:    Stiles A. Kellett, Jr. (Chairman)
                                              Danny M. Dunnaway
                                              Silvia Kessel

                     May 25, 1995 to Present: Stiles A. Kellett, Jr. (Chairman)
                                              Stuart Subotnick
                                              Lawrence C. Tucker

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The following graphs and tables compare cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (US Companies), the CRSP Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899 - US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the"S&P 500"), the first reflecting LDDS-TN returns prior to the Mergers and the second reflecting the returns applicable to Resurgens prior to the Mergers. On March 25, 1996, Standard & Poor's announced that the Company had been added to the S&P 500. Upon a shareholder's written request to the Treasurer of the Company, the Company will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.

                              Comparison of Five Year-Cumulative Total Returns
                       Performance Graph for WoRldCom, Inc. (LDDS-TN Prior to 9/15/93)

                                             [PERFORMANCE GRAPH]
                                                  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
                                                  --------  --------  --------  --------  --------  --------

WorldCom, Inc. .................................     100.0     229.2     374.0     578.7     466.3     845.6
Nasdaq Stock Market (US Companies) .............     100.0     160.5     186.8     214.5     209.7     296.6
Nasdaq Telecommunications Stocks
  SIC 4800-4899 US & Foreign ...................     100.0     137.9     169.4     261.2     215.9     260.1
S&P 500 Stocks .................................     100.0     130.7     140.7     154.4     156.5     215.4

- ---------------

Notes:

A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.0 on 12/31/90.



                              Comparison of Five Year-Cumulative Total Returns
                      Performance Graph for WorldCom, Inc. (Resurgens prior to 9/15/93)

                                                  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
                                                  --------  --------  --------  --------  --------  --------

WorldCom, Inc. .................................     100.0      73.5     170.6     283.8     228.7     414.7
Nasdaq Stock Market (US Companies) .............     100.0     160.5     186.8     214.5     209.7     296.6
Nasdaq Telecommunications Stocks
  SIC 4800-4899 US & Foreign ...................     100.0     137.9     169.4     261.2     215.9     260.1
S&P 500 Stocks .................................     100.0     130.7     140.7     154.4     156.5     215.4

- ---------------

Notes:

A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.0 on 12/31/90.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1995, including compensation from LDDS-TN prior to the Mergers.

                                                                              Long Term
                                                                              Compensation
                                                                              ------------
                                                   Annual Compensation        Awards
                                                  --------------------------  ------------
                                                                              Securities
                                                                              Underlying
                                                                              Options/      All Other
Name and Principal Position                 Year  Salary ($)    Bonus ($)     SARs (#)      Compensation ($)
- ------------------------------------------  ----  ------------  ------------  ------------  ----------------

Bernard J. Ebbers                           1995   860,000<F1>    2,125,000     450,000/0         4,500<F2>
  President and                             1994   711,000          750,000     100,000/0         4,500
  Chief Executive Officer                   1993   514,250          700,000     143,924/0         4,500

Charles T. Cannada                          1995   281,600           55,000      37,500/0         4,500<F2>
  Senior Vice President                     1994   273,467          302,000     120,000/0         4,500
                                            1993   250,000           75,000      47,974/0         4,500

Gregory A. LeVert                           1995   450,115<F1>      100,000           0/0     1,040,000<F3>
  Former President,                         1994    25,577          250,000     200,000/0             0
  Communication Services                    1993         0                0           0/0             0

Scott D. Sullivan                           1995   294,000          225,000     120,000/0         4,500<F2>
  Chief Financial Officer                   1994   147,584          250,000     105,000/0         4,500
  and Secretary                             1993   117,983           30,000      11,514/0         4,497

Roy A. Wilkens                              1995   427,500<F1>      300,000     200,000/0     1,004,500<F4>
  President and Chief                       1994         0                0           0/0             0
  Executive Officer, WilTel                 1993         0                0           0/0             0

- ---------------

<F1>     Amounts shown include director's fees.
<F2>     Matching contributions to the Company's 401(k) Plan.
<F3>     Represents payment made to Mr. LeVert in connection with the termination of his employment with the
         Company in December 1995.  Mr. LeVert's stock options became immediately exercisable upon his termination of employment.










<F4>     Includes $1,000,000 received by Mr. Wilkens in connection with the termination of certain contract rights with  Williams Telecommunications Group, Inc. and $4,500 in matching contributions to the
         Company's 401(k) Plan.  In connection with the WilTel Acquisition, the Company assumed the employment agreement among Mr. Wilkens, Williams and Williams Telecommunications Group, Inc. (the
         "Agreement").  The Agreement remains in effect for a continuous thirty (30) month term or until terminated by either party in accordance therewith.  Additionally, pursuant to the Agreement, Mr.
         Wilkens currently receives an annual base salary of $450,000 (to be increased annually by at least the percentage change in the Consumer Price Index) and participates in the Company's stock option plan, annual incentive bonuses and benefit plans.  Under the Agreement, Mr. Wilkens would have received payments and benefits upon termination of employment under certain circumstances or a change of control of the Company.  Subsequent to the WilTel Acquisition, and in consideration of the termination of certain contract rights to receive payments and benefits, WorldCom made aggregate liquidated damage payments to Mr. Wilkens totalling $1,000,000.



Option Grants in Last Fiscal Year

    The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1995, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.


Individual Grants                                                              Potential Realizable Value
- -----------------------------------------------------------------------------  at Assumed Annual Rates of
                    Number of                                                  Stock Price Appreciation
                    Securities                                                 for Option Term <F3>
                    Underlying    % of Total                                   --------------------------
                    Options       Options Granted   Exercise or
                    Granted (#)   to Employees      Base Price    Expiration
Name                <F1>          in FY             ($/Sh) <F2>   Date           5% ($)       10% ($)
- ------------------  ------------  ----------------  ------------  ------------  ------------  ------------

Bernard J. Ebbers       450,000              7.2%        27.00       07/02/05     7,641,070     19,363,971
Charles T. Cannada       37,500              0.6%        27.00       07/02/05       636,756      1,613,664
Gregory A. LeVert            --                --           --             --            --             --
Scott D. Sullivan       120,000              1.9%        27.00       07/02/05     2,037,619      5,163,726
Roy A. Wilkens          200,000              3.2%        20.69       01/04/05     2,602,366      6,594,906

- ---------------

<F1>     The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or upon the consummation of a specified change of control transaction.

         Mr. Ebbers' and Mr. Wilkens' options become exercisable in three equal annual installments beginning
         January 1, 1996 through January 1, 1998.  One-third of Mr. Cannada's options become exercisable on
         January 1, 1997, with the remaining two-thirds becoming exercisable on January 1, 1998.  One-sixth of Mr. Sullivan's options became exercisable on January 1, 1996, with the remaining options becoming exercisable in two equal annual installments  on January 1, 1997 and on January 1, 1998.

<F2>     The exercise price may be paid in cash or, in the discretion of the Committee, by shares of Common
         Stock already owned or to be issued pursuant to the exercise, valued at the closing quoted selling price on the date of exercise, or a combination of cash and Common Stock.

<F3>     The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange
         Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price.  Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions.  There can be no assurance that the amounts reflected in this table will be achieved.



Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

    The following table sets forth information concerning the number and value realized as to options exercised during 1995 and options held at December 31, 1995, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end. All options had exercise prices lower than the fair market value of the Common Stock on December 31, 1995 ("in-the-money" options).

                                                     Number of Securities        Value of Unexercised
                                                     Underlying Unexercised      In-The-Money Options at
                    Shares                           Options at FY-End (#)       FY-End ($) <F2>
                    Acquired on   Value              --------------------------  ---------------------------
Name                Exercise (#)  Realized ($) <F1>  Exercisable  Unexercisable  Exercisable   Unexercisable
- ------------------  ------------  -----------------  -----------  -------------  ------------  -------------

Bernard J. Ebbers            --                  --      387,848        450,000    7,858,670       3,712,500
Charles T. Cannada       51,812             983,965      127,974         77,500    2,243,201       1,004,175
Gregory A. LeVert            --                  --      200,000             --    3,474,000              --
Scott D. Sullivan        47,000             820,229       81,514        155,000    1,420,769       1,597,950
Roy A. Wilkens               --                  --           --        200,000           --       2,912,000

- ---------------

<F1>     Based upon the difference between the closing price on the date of exercise and the option exercise price.

<F2>     Based upon a price of $35.25 per share, which was the closing price of common stock on December 31,
         1995.



Compliance with Section 16 of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the

Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1995, all
Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Mr. Galesi, Ms. Kessel, Mr. Kluge, Mr. LeVert and Mr. Subotnick each filed one late report covering one transaction.


Certain Relationships and Related Transactions

    On August 23, 1995, Metromedia converted its Series 1 Preferred Stock into 21,876,976 shares of Common Stock and exercised warrants to acquire 3,106,976 shares of Common Stock and sold its position of 30,849,976 shares of Common Stock in a public offering. In connection with the preferred stock conversion, the Company made a non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimal nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount included an annual dividend requirement of $24.5 million plus accrued dividends to such call date). The Company did not receive any proceeds from the sale of the shares, but did receive approximately $33.7 million in proceeds from the concurrent exercise of such warrants. In May 1995, Metromedia exercised its right to purchase approximately 3.1 million shares of Common Stock for $30.7 million under purchase warrants. Metromedia is a Delaware general partnership, of which the sole partners are a trust affiliated with Mr. Kluge and Mr. Subotnick. Ms. Kessel and Messrs. Kluge and Subotnick are officers of Metromedia. See "Item 1. Election of Directors - Information about Nominees and Executive Officers."

    MCC leased approximately 139,700 square feet of space for its East Rutherford, New Jersey corporate headquarters, of which approximately 31,000 square feet is used by Metromedia. The Metromedia portion of the rent is approximately $692,000 per year. The entire lease is for a 15-year period, with various partial termination options. In addition, Metromedia guaranteed all of MCC's obligations under the lease for the East Rutherford, New Jersey headquarters. MCC also subleased or leased from Metromedia or affiliates of Metromedia certain additional office space in Secaucus, New Jersey; New York, New York; and Columbia, Maryland. The Company is currently evaluating these properties and leases to determine what action it will take thereunder.

    Pursuant to the terms of separate leases of microwave transmission facilities, the Company as successor to MCC made rental payments in 1995 to Metromedia in the amount of $17,941,000 and is obligated to make the following estimated minimum payments to Metromedia over the remaining terms of the leases, one of which expires in 1997 and the others expire in 2001: $18,353,000
(1996), $11,367,000 (1997), $4,040,000 (1998), $4,157,000 (1999), $4,218,000
(2000) and $2,132,000 (2001). In addition, at the end of the term of each of the leases, the Company may purchase the equipment covered by such lease at a price to be determined at such date in accordance with the provisions of each lease.

Compensation Committee Interlocks and Insider Participation

    Subsequent to May 24, 1995, the members of the Company's Compensation and Stock Option Committee have been Stiles A. Kellett, Jr. (Chairman), Stuart Subotnick and Lawrence C. Tucker. The Compensation and Stock Option Committee from May 31, 1994 to May 24, 1995 was composed of Stiles A. Kellett, Jr. (Chairman), Danny M. Dunnaway and Silvia Kessel.


             ITEM 2.  APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
     ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has proposed an amendment to the Articles of Incorporation (the "Amendment") and directed that the Amendment be submitted to the shareholders for approval. The Amendment would increase the number of authorized shares of Common Stock from 500,000,000 to 750,000,000.

    The full text of the proposed resolution and Amendment related to Item 2 is as follows:

         "RESOLVED, that Section A of Article Four of the Amended and Restated Articles of Incorporation of the Company be amended by deleting said Section A in its entirety and substituting in lieu thereof a new Section A of Article Four that reads as follows:

         'A. Common Stock. The authorized voting common stock of the Corporation is seven hundred fifty million (750,000,000) shares, par value $.01 per share.'"

    On April 4, 1996, there were 194,305,858 shares of Common Stock issued and outstanding. This number does not include 11,522,839 shares reserved for issuance under outstanding options and warrants to purchase shares of Common Stock, 2,633,081 shares issuable upon conversion of the Series 2 Preferred Stock, or 5,135,283 shares issuable upon conversion of the Company's $195.5 million 5% convertible subordinated notes due 2003, based upon the current conversion prices thereunder. As of such date, therefore, there were 286,402,939 shares of authorized Common Stock not reserved for such purposes and available for issuance. Holders of Common Stock and currently outstanding preferred stock have no preemptive rights to acquire additional issuances of shares of Common Stock or preferred stock. Additionally, there were 50,000,000 shares of authorized preferred stock, of which 1,244,048 shares of Series 2 Preferred Stock were outstanding.

    The Board of Directors has deemed it advisable and in the best interests of the Company to amend Article Four of the Articles of Incorporation to increase the authorized number of shares of Common Stock to 750,000,000. The purpose of such increase is to place the Company in a position where it will continue to have a sufficient number of shares of authorized and unissued Common Stock which can be issued for or in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued as determined by the Board of Directors of the Company without the expense and delay of a special shareholders' meeting to approve such additional authorized capital stock.
Such corporate purposes could include, without limitation: (a) issuance in connection with any desirable acquisitions which may be presented to the Company; (b) the payment of stock dividends or issuance pursuant to stock splits; (c) the issuance of Common Stock upon exercise of options granted under the Company's various stock option plans or in connection with other employee benefit plans; (d) the issuance of Common Stock upon the conversion of any preferred stock, the exercise of warrants or the conversion of other securities convertible into Common Stock which may be outstanding from time to time; and
(e) issuance in connection with an offering to raise capital for the Company.

    The authorized shares of Common Stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by the Articles of Incorporation and applicable laws and regulations. Any future issuance of shares will be subject to the rights of holders of shares of any then outstanding preferred stock.

    The Amendment, if adopted, may have the result of making it more difficult for any persons or group of persons, other than the current principal shareholders and management, to acquire control of the Company by expanding the ability of the Company to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control. Although the Amendment might have such effect, the Amendment has been proposed by the Board of Directors for the reasons set forth above and not for anti-takeover reasons. The Company is not aware of any present effort to accumulate shares of Common Stock or to attempt to change control of the Company. The Company has no present plan to issue additional shares of Common Stock either to the current principal shareholders, the directors, the executive officers or any other person or entity except under the Company's stock option plans, pursuant to the conversion or exercise of outstanding preferred stock, warrants and convertible securities or in connection with acquisitions.

    The Articles of Incorporation contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing Board of Directors or certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of the Company by certain foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption; and (c) requiring a two-thirds vote of the holders of the Series 2 Preferred Stock to approve certain extraordinary transactions or, alternatively, redemption of such stock at a specified premium. In addition, the Bylaws of the Company (a) contain the requirement regarding nomination by shareholders of persons for election as directors summarized below under "Future Proposals of Security Holders," and (b) restrict the calling of special meetings by shareholders to those owning not less than 40% of the votes to be cast. These provisions may have an anti-takeover effect.

    If approved by the shareholders as hereinafter provided, the Amendment will become effective upon the filing of articles of amendment relating thereto with the Secretary of State of Georgia, which will occur as soon as reasonably practicable following such approval. The approval of the Amendment requires a majority of the votes entitled to be cast on the Amendment by the holders of Common Stock and Series 2 Preferred Stock as a single class, with the holders of Series 2 Preferred Stock voting on an as-if-converted basis. Consequently, any shares not voted on the Amendment (whether by abstention or broker non-votes) will have the same effect as votes against the Amendment.

    The Board of Directors recommends a vote "FOR" approval of the Amendment.

                         ITEM 3.  APPROVAL OF THE THIRD
                   AMENDED AND RESTATED 1990 STOCK OPTION PLAN

    The Board of Directors has adopted certain amendments to the Company's Second Amended and Restated 1990 Stock Option Plan and directed that the plan, as amended, be submitted to the shareholders for approval. A copy of the option plan as proposed to be amended is attached as Exhibit A to this Proxy Statement, captioned "WorldCom, Inc. Third Amended and Restated 1990 Stock Option Plan" (the "Option Plan"), and the following description of the Option Plan is qualified in its entirety by reference to Exhibit A.

    As of April 4, 1996, no additional shares remain available for awards under the Company's Second Amended and Restated 1990 Stock Option Plan. Accordingly, the amendments would increase the number of shares that may be issued under the plan from 11,537,986 shares to 20,000,000 shares. This amendment is intended to further the purpose of the plan of enhancing the continued success of the Company by providing management and key employees with an increased personal interest in the Company. If the number of outstanding shares of Common Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares of the Company through reorganization, merger, stock dividend, stock split or other similar transaction, the aggregate number of shares subject to the Option Plan or subject to options will be appropriately and proportionately adjusted by the Compensation and Stock Option Committee (the "Committee"). If any options granted under the Option Plan terminate, expire or are surrendered without having been exercised in full, the number of shares not purchased will again be available for grant.

    The plan is administered by the Committee, which determines the grantees and terms of all options except the "Director Options" discussed below. All directors and employees of the Company will be eligible to participate in the Option Plan, provided that non-employee directors and members of the Committee are only entitled to receive such Director Options, as described below. The Company is unable to determine the number of individuals who are likely to participate in the Option Plan. As of April 4, 1996, a total of 847 individuals had received awards under the plan. An option enables the employee or director ("Optionee") to purchase shares of Common Stock at a specified exercise price. In order to comply with Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), the amendments provide that no Optionee may be granted, during any calendar year, options under the Option Plan to purchase more than 200,000 shares of Common Stock that vest immediately or more than 600,000 shares of Common Stock, including options with delayed vesting.

    Incentive stock options ("ISOs") and nonqualified stock options ("NQOs") may be granted under the Option Plan. The exercise price per share of an ISO may not be less than the fair market value of the Common Stock at the time the option is granted, except in the case of an ISO awarded to a ten percent shareholder, in which case the purchase price may not be less than 110% of the fair market value. The exercise price per share of an NQO will be set from time to time in the total discretion of the Committee. "Fair market value" is generally the closing sales price of the Common Stock as reported by "The Wall Street Journal". In order to obtain the shares, a participant must pay the full exercise price to the Company at the time of exercise, together with an amount equal to any taxes required to be withheld in connection with such exercise. In the discretion of the Committee, the exercise price may be paid in any combination of cash and/or Common Stock. No person may be granted ISOs under the Option Plan that are first exercisable during any calendar year for shares having an aggregate fair market value as of the date of grant of more than $100,000.

    ISOs and NQOs may be granted with terms of no more than ten years from the date of grant, except in the case of an ISO awarded to a ten percent shareholder, in which case the term may not exceed five years. Options will survive for a limited period of time after the Optionee's death, disability or normal retirement from the Company, as more fully described in Note 1 to the table under the caption "Executive Compensation - Option Grants in Last Fiscal Year" in this Proxy Statement. The Committee has the discretion to extend the expiration of any options held by an Optionee whose service with the Company has ceased for any reason up to the end of their original terms. No option may be assigned or transferred other than by will or the laws of descent and distribution.

    The amendments would increase the annual awards of options for non-employee directors to purchase 5,000 shares from 3,000 shares of Common Stock ("Director Options"), during the term of the Option Plan on the first business day of July in each year (prior to the proposed amendments, on the date of the regularly scheduled Board meeting during the third quarter or, if no such meeting is held, on the last business day of September). The terms of the Director Options are described under the caption "Information Concerning Board of Directors - Compensation of Directors" in this Proxy Statement.

    ISOs are intended to qualify for favorable Federal income tax treatment under Section 422 of the Code. An Optionee will not realize any income, nor will the Company be entitled to a deduction, at the time an ISO is granted. If an Optionee does not dispose of the shares acquired on the exercise of an ISO within one year after the transfer of such shares to him or within two years from the date the ISO was granted to him, for Federal income tax purposes: (a) the Optionee will not recognize any income at the time of exercise of his ISO;
(b) the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the exercise price and the amount realized upon the sale of the shares by the Optionee will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction upon the exercise of an ISO. Except in the case of a disposition following the death of an Optionee and certain other very limited exceptions, if the stock acquired pursuant to an ISO is not held for the minimum periods described above, the excess of the fair market value of the stock at the time of exercise over the amount paid for the stock generally will be taxed as ordinary income to the Optionee in the year of disposition. The Company is entitled to a deduction for Federal income tax purposes at the time and in the amount in which income is taxed to the Optionee as ordinary income by reason of the sale of stock acquired upon the exercise of an ISO.

    An Optionee will not realize any income at the time a NQO is granted, nor will the Company be entitled to a deduction at that time. Upon exercise of a NQO, the Optionee will recognize ordinary income (whether the exercise price is paid in cash or by the surrender of previously owned Common Stock), in an amount equal to the difference between the exercise price and the fair market value of the shares to which the NQO pertains. In the discretion of the Committee, the Optionee may authorize the Company to withhold shares of stock to satisfy the Optionee's tax withholding liability incurred on exercise of the option. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the Optionee.

    Under the Option Plan, in the event of a "Change in Control" of the Company, as defined below, then outstanding options will terminate upon the consummation of such Change in Control (provided, such options may be exercised simultaneously with such consummation to the extent otherwise exercisable, giving effect to any acceleration thereof by reason of such consummation), and the Committee will have discretion to accelerate the exercisability of outstanding options prior to the Change in Control, unless an analogous plan is continued for the Optionees by the successor entity with appropriate adjustments as to number and kind of shares and option price. Prior to the proposed amendments, the plan and any outstanding options would terminate on the day before the consummation of the Change in Control transaction. A "Change in Control" means under the plan (i) the dissolution or liquidation of the Company, (ii) the reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving entity, (iii) the sale of substantially all the assets of the Company, or (iv) the transfer of more than 80% of the then outstanding shares of Common Stock to another entity or person.

    The Option Plan will terminate on May 2, 2000. The Board of Directors may amend or revise the Option Plan, provided that any amendment is required to be approved by a majority of votes cast at a meeting of shareholders at which a quorum representing a majority of the Common Stock is present in person or by proxy if the amendment would (i) materially increase the benefits accruing to participants under the Option Plan; (ii) increase the number of shares of Common Stock which may be issued under the Option Plan, except as permitted under paragraph 14 thereof; or (iii) materially modify the requirements as to eligibility for participation in the Option Plan.

    The following table sets forth the options granted under the plan in 1995. The closing price per share of the Company's Common Stock as reported on the Nasdaq National Market on April 4, 1996 was $44.625.

Name and Position           Number of Shares (1)       Exercise Price Per Share
- --------------------------  -------------------------  ------------------------

Bernard J. Ebbers                     450,000               $27.00
  President and Chief
  Executive Officer

Charles T. Cannada                     37,500               $27.00
  Senior Vice President

Scott D. Sullivan                     120,000               $27.00
  Chief Financial Officer
  and Secretary

Roy A. Wilkens                        200,000               $20.69
  President and Chief
  Executive Officer, WilTel

Executive Group                       807,500               $25.44 (2)

Non-Executive Director Group           27,000               $33.88

Non-Executive Officer Employee
  Group                             5,394,550               $25.29 (2)
- ---------------

(1) See Note 1 to "Executive Compensation - Option Grants in Last Fiscal Year" in this Proxy Statement for a summary of the terms of the awards to employees. The awards generally require a three year vesting period. See "Information Concerning Board of Directors - Compensation of Directors" for a summary of the terms of the awards to non-employee directors.

(2) Exercise prices are weighted averages of the actual exercise prices for stock options granted to members of the groups.

    A majority of the affirmative votes cast by the holders of the shares of Common Stock and Series 2 Preferred Stock on an as-if-converted basis, voting as a single class, represented in person or by proxy at a meeting where a quorum is present, is required to adopt the Option Plan. A majority of the votes entitled to be cast in the election constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 3 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

    The Board of Directors recommends a vote "FOR" adoption of the Amendment to the Option Plan.


                     ITEM 4.  APPROVAL OF THE WORLDCOM, INC.
                         SPECIAL PERFORMANCE BONUS PLAN

    Under Section 162(m) of the Code, the Company generally may not deduct for federal income tax purposes certain employee compensation that would otherwise be deductible to the extent that such compensation exceeds $1,000,000 for any such individual in any fiscal year. However, compensation that is "performance based" (as defined in Section 162(m)) is not subject to the deductibility limitations.

    The Compensation and Stock Option Committee of the Company's Board of Directors determined to develop an annual performance bonus plan for implementation beginning in 1996, in addition to the existing Annual Plan approved by the shareholders in 1994 or any other plan of the Company. Accordingly, the Committee has approved the adoption of the WorldCom, Inc. Special Performance Bonus Plan (the "Special Bonus Plan") for the Chief Executive Officer of the Company with respect to each of fiscal years 1996 through 1998, and has recommended that the Special Bonus Plan be submitted to the shareholders for adoption. The Special Bonus Plan is designed to qualify as a "performance-based" compensation plan for purposes of Section 162(m).

    Cash bonuses under the Special Bonus Plan are predicated on the achievement by the Company of one or more performance goals for such fiscal year. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the Special Bonus Plan, actual cash awards under the Special Bonus Plan will be made based on the Committee's subjective assessment of contributions of the Chief Executive Officer. The Committee believes the Special Bonus Plan will enable the Company to continue to motivate, reward and retain the Chief Executive Officer to promote the financial performance and growth of the Company, without limiting the Company's ability to deduct compensation awarded under the Special Bonus Plan for federal income tax purposes.

    A copy of the Special Bonus Plan is attached as Exhibit B to this Proxy Statement. Following is a description of the material features of the Special Bonus Plan, which is qualified in its entirety by reference to Exhibit B.

    Administration. The Special Bonus Plan will be administered by the Compensation and Stock Option Committee of the Company, such other committee as may be designated by the Board of Directors of the Company or a subcommittee of the committee involved as may be designated by said committee (hereinafter such committee or subcommittee, as applicable, is referred to as the "Committee"). The Committee will be comprised solely of two or more outside directors of the Company (as defined in Section 162(m)(4)(C)(i) of the Code and the regulations thereunder). The Committee, subject to the approval of the full Board of Directors, has complete discretion and authority with respect to the Special Bonus Plan and its application. The Compensation and Stock Option Committee is currently comprised of Stiles A. Kellett, Jr. (Chairman), Stuart Subotnick and Lawrence C. Tucker. The Chief Executive Officer is the only employee eligible to participate in the Special Bonus Plan.

    Determination of Bonus. The award of a bonus to the Chief Executive Officer under the Special Bonus Plan for each of fiscal years 1996, 1997 and 1998 is predicated on the achievement by the Company of one or more performance goals during such fiscal year, as determined by the Committee. The Committee will timely establish in writing for each such fiscal year (a) a maximum bonus under the Special Bonus Plan for the Participant, which may not exceed $1,000,000 with respect to fiscal year 1996 or the greater of $1,000,000 and 150% of the amount of any bonus paid or payable under the Special Bonus Plan for the prior fiscal year with respect to fiscal years 1997 and 1998, and (b) one or more performance goals which must be met as a precondition to the payment of a bonus. Such goal(s) will be based on billings by the Company under one or more service agreements with its customer(s). For 1996, the Committee has established performance criteria based upon certain billings by the Company and has set the maximum bonus at $1,000,000.

    The Committee will convene as and when appropriate to determine whether, in fact, the previously established performance goal(s) has/have been met. The Committee will certify in writing to the full Board of Directors whether the performance goal(s) has/have been met prior to payment of any bonus.

    If the Committee determines that the performance goal(s) has/have been met, the Chief Executive Officer may receive a bonus under the Special Bonus Plan which may not exceed the maximum amount established by the Committee.

    Termination and Amendment. Subject to adoption of the Special Bonus Plan by the shareholders, the Special Bonus Plan will be in effect through 1998 or until terminated by the Committee, which it may do at any time. The Committee also may amend the Special Bonus Plan from time to time, with or without notice. Section 162(m) currently requires shareholder approval of certain material amendments to the Special Bonus Plan, such as a change in the method of determining the maximum amount of the participant's bonus and a change in the class of persons eligible to participate in the Special Bonus Plan.

                               *   *   *   *   *

    The Committee believes that the Special Bonus Plan establishes appropriate objective guidelines for establishing special incentive compensation for the Company's Chief Executive Officer, which qualifies as "performance-based" compensation within the purview of Section 162(m). As noted in the "Report of Compensation and Stock Option Committee on Executive Compensation" above, the Committee will continue to consider qualitative or other factors not included in the Special Bonus Plan in making executive compensation decisions, including base salary and annual and long-term incentive award determinations.

    A majority of the affirmative votes cast by the holders of the shares of Common Stock and Series 2 Preferred Stock on an as-if-converted basis, voting as a single class, represented in person or by proxy at a meeting where a quorum is present, is required to adopt the Special Bonus Plan. A majority of the votes entitled to be cast in the election constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 4 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

    The Board of Directors recommends a vote "FOR" adoption of the Special Bonus Plan.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP ("Arthur Andersen") has been selected as the Company's independent accountant for 1996. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.


                               REPORT ON FORM 10-K

    A copy of the Company's Report on Form 10-K for the period ended
December 31, 1995, filed with the Securities and Exchange Commission (including related financial statements and schedules) is available to shareholders without charge, upon written request to Scott D. Sullivan, Secretary, WorldCom, Inc., 515 East Amite Street, Jackson, Mississippi 39201-2702.


                      FUTURE PROPOSALS OF SECURITY HOLDERS

    All proposals of security holders intended to be presented at the 1997 annual meeting of shareholders must be received by the Company not later than December 23, 1996, for inclusion in the Company's 1997 proxy statement and form of proxy relating to the 1997 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

    Under the Bylaws of the Company, shareholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and

Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected.


                                 OTHER BUSINESS

    The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.


                                  MISCELLANEOUS

    The Company will pay the cost of soliciting proxies in connection with the 1996 annual meeting. In addition to solicitation by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. In addition, the Company may retain Morrow & Co., Inc. to assist with the solicitation of proxies, the estimated cost of which would be $7,500, plus expenses.

    Shareholders are urged to mark, sign and send in their proxies without delay.

                                  By Order of the Board of Directors

                                  Scott D. Sullivan
                                  Secretary

Jackson, Mississippi
April 22, 1996

                                                                      Exhibit A
                                 WORLDCOM, INC.
                           THIRD AMENDED AND RESTATED
                             1990 STOCK OPTION PLAN

1.  Purpose of the Plan

    The WorldCom, Inc. Third Amended and Restated 1990 Stock Option Plan (the "Plan") is intended to provide additional incentive to certain valued and trusted directors and employees of WorldCom, Inc., a Georgia corporation, and its subsidiaries (WorldCom, Inc. and/or its subsidiaries, as the context may require, is/are referred to herein as the "Company"), by encouraging them to acquire shares of the $.01 par value Common Stock of the Company (the "Stock") through options to purchase Stock granted pursuant to the Plan ("Options"), thereby increasing such directors' and employees' proprietary interest in the business of the Company and providing them with an increased personal interest in the continued success and progress of the Company, the result of which will promote both the interests of the Company and its shareholders.

    Options granted under the Plan will be either options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options ("NQOs"). Each director or employee granted an Option (an "Optionee") shall enter into an agreement with the Company (the "Option Agreement") setting forth the terms and conditions of the Option, as determined in accordance with this Plan.

2.  Administration of Plan

    This Plan shall be administered by the Compensation and Stock Option Committee appointed by the Board of Directors of the Company (the "Committee"), to be composed of at least three (3) members of the Board of Directors of the Company who shall be appointed from time to time by the Board of Directors; provided that so long as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the members of the Committee shall at all times when any Options are granted under the Plan, be "disinterested persons" within the meaning of paragraph (c)(2)(i) of Rule 16b-3, which has been adopted by the Securities and Exchange Commission under the 1934 Act, or its equivalent rule as then in effect ("Rule 16b-3"). The Committee shall have the sole power:

    a. subject to the provisions of the Plan, to determine the terms and conditions of all Options; to construe and interpret the Plan and Options granted under it; to determine the time or times an Option may be exercised, the number of shares as to which an Option may be exercised at any one time, and when an Option may terminate; to establish, amend and revoke rules and regulations relating to the Plan and its administration; and to correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Committee shall be conclusive and binding on all Optionees and on their legal representatives and beneficiaries; and

    b. to determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

3.  Shares Subject to the Plan

    Subject to the provisions of paragraph 14 below, the Stock which may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate twenty million (20,000,000) shares (after giving effect to all stock dividends paid on such stock through April 1, 1996). If any Options granted under the Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Stock not purchased under such Options shall be available again for the purpose of the Plan.

4.  Persons Eligible for Options

    a. All directors and employees of the Company shall be eligible to receive the grant of Options under the Plan. The Committee shall determine the employees and directors to whom Options shall be granted, the time or times such Options shall be granted, the type of Option to be granted, the number of shares to be subject to each Option and the times when each Option may be exercised; provided, however, no Optionee shall be granted during any calendar year Options under the Plan to purchase more than 200,000 shares of Stock that vest immediately or more than 600,000 shares of Stock including Options with delayed vesting and no Options may be granted under the Plan to any director of the Company who is not also an employee of the Company, or to any member of the Committee, whether or not an employee of the Company, except under the provisions of paragraph 5 below. An Optionee, if he or she is otherwise eligible, may be granted additional Options. An employee or director may be granted ISOs or NQOs or both under the Plan; provided, however, that the grant of ISOs and NQOs to an employee or director shall be the grant of separate Options and each ISO and each NQO shall be specifically designated as such in accordance with the applicable provisions of the Department of Treasury regulations.

    b. With respect to the granting of ISOs only, no ISO will be granted to an Optionee, and an attempted grant of such an ISO will be void, if the aggregate Fair Market Value Per Share (as defined below), determined by the Committee at the time an ISO is granted, of the Stock with respect to which the ISO and previously granted ISOs are exercisable for the first time by such Optionee during any calendar year (under all such plans of the Company) exceeds $100,000.00.

5.  Options to Directors

    a. Anything to the contrary in the Plan notwithstanding, Options ("Director Options") to purchase 5,000 shares of Stock shall be granted to each member of the Board of Directors who is not also an employee of the Company each year during the term of the Plan on the first business day of July in each year.

    b. The purchase price of each share of Stock covered by a Director Option shall be one hundred percent (100%) of the Fair Market Value Per Share (as defined in paragraph 6 hereof) on the date the Director Option is granted.

    c. The Director Options shall be fully exercisable from and after the date of grant, and the duration thereof shall be the same as provided in paragraph 7 hereof (except for subitem (iv) thereunder, which shall not apply to Director Options).

     d. All other provisions of the Plan not contradictory to the foregoing shall apply to Director Options.

6.  Purchase Price

    The purchase price of each share of Stock covered by each ISO shall not be less than one hundred percent (100%) of the Fair Market Value Per Share (as defined below) of the Stock on the date the ISO is granted; provided, however, if when an ISO is granted the Optionee receiving the ISO owns or will be considered to own by reason of Section 424(d) of the Code more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the purchase price of the Stock covered by such ISO shall not be less than one hundred and ten percent (110%) of the Fair Market Value Per Share of the Stock on the date the ISO is granted.

    The purchase price of each share of Stock covered by each NQO shall be set from time to time in the total discretion of the Committee.

    "Fair Market Value Per Share" of the Stock shall mean: (i) if the Stock is not publicly traded, the amount determined by the Committee on the date of the grant of the Option; (ii) if the Stock is traded only otherwise than on a securities exchange and is not quoted on the National Association of Securities Dealers automated quotation system ("NASDAQ"), the closing quoted selling price of the Stock on the date of grant of the Option as quoted in "pink sheets" published by the National Daily Quotation Bureau; (iii) if the Stock is traded only otherwise than on a securities exchange and is quoted on NASDAQ, the closing quoted selling price of the Stock on the date of grant of the Option, as reported by the Wall Street Journal; or (iv) if the Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Stock on the date of grant of the Option, as reported in the Wall Street Journal.
For purposes of Items (i) through (iv) of this paragraph, if there were no sales on the date of the grant of an Option, the Fair Market Value Per Share shall be determined by the Committee in accordance with Section 20.2031-2 of the Federal Estate Tax Regulations.

7.  Duration of Options

    Subject to earlier termination as provided herein, any outstanding Option and all unexercised rights thereunder shall expire and terminate automatically upon the earlier of (i) the cessation of the employment or engagement of the Optionee by the Company for any reason other than retirement, death or disability; (ii) the date which is three months following the effective date of the Optionee's retirement from the Company's service; (iii) the date which is one year following the date on which the Optionee's service with the Company ceases due to death or disability; (iv) the date of expiration of the Option determined by the Committee at the time the Option is granted; and (v) the tenth (10th) annual anniversary date of the granting of the Option, or, if when an ISO is granted the Optionee owns (or would be considered to own by reason of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, then on the fifth (5th) such anniversary; provided, however, that the Committee shall have the right, but not the obligation, to extend the expiry of the Options held by an Optionee whose service with the Company has ceased for any reason to a date up to the end of their original terms, notwithstanding that such Options may no longer qualify as ISOs under the Code.

8.  Exercise of Options

    a. An Option may be exercisable in installments or otherwise upon such terms as the Committee shall determine when the Option is granted. As a condition of the exercise, in whole or in part, of any Option, the Committee may require the Optionee to pay, in addition to the purchase price of the Stock covered by the Option, an amount equal to any Federal, state and local taxes that may be required to be withheld in connection with the exercise of such Option. Notwithstanding the foregoing, the Committee may authorize the Company's officers to establish procedures for the satisfaction of an Optionee's withholding tax liability incurred upon exercise of an Option by enabling the Optionee to authorize the Company to retain from the total number of shares to be issued pursuant to such Option exercise that number of shares (based on the then Fair Market Value Per Share as determined by the Committee) that will satisfy the withholding tax due.

    b. No Option will be exercisable (and any attempted exercise will be deemed null and void) if such exercise would create a right of recovery for "short-swing profits" under Section 16(b) of the 1934 Act.

9.  Method of Exercise

    a. When the right to purchase shares accrues, Options may be exercised by giving written notice to the Company stating the number of shares for which the Option is being exercised, accompanied by payment in full by cash, or its equivalent, acceptable to the Company, of the purchase price for the shares being purchased and, if applicable, any Federal, state or local taxes required to be withheld in accordance with the provisions of paragraph 8 above. The Company shall issue a separate certificate or certificates of Stock for each Option exercised by an Optionee.

    b. In the Committee's discretion, determined at the time the Option is granted, payment of the purchase price for the shares may be made in whole or in part with other shares of Stock of the Company which are free and clear of all liens and encumbrances. The value of the shares of Stock tendered in payment for the shares being purchased shall be the Fair Market Value Per Share on the date of the Optionee's notice of exercise.

    c. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for the Company, with reasonable diligence, to comply with any applicable listing requirements of any national securities exchange or the National Association of Securities Dealers, Inc. or any Federal, state or local law. If the Optionee, or other person entitled to exercise the Option, fails to timely accept delivery of and pay for the shares specified in such notice, the Committee shall have the right to terminate the Option with respect to such shares.

10. Nontransferability of Options

    No Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and, during the lifetime of the Optionee, shall be exercisable only by the Optionee.

11. Continuance of Employment

    Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any rights with respect to the continuation of employment by the Company or interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the granting of any Option.

12. Restrictions on Shares

    If the Company shall be advised by counsel that certain requirements under the Federal or state securities laws must be met before Stock may be issued under this Plan, the Company shall notify all persons who have been issued Options, and the Company shall have no liability for failure to issue Stock under any exercise of Options because of delay while such requirements are being met or the inability of the Company to comply with such requirements.

13. Privilege of Stock Ownership

    No person entitled to exercise any Option granted under the Plan shall have the rights or privileges of a shareholder of the Company for any shares of Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which such person becomes the holder of record, except as provided in paragraph 14 below.

14. Adjustment

    a. If the number of outstanding shares of Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Stock subject to the Plan as provided in paragraph 3 above, the maximum number of Shares under Options that may be granted to an Optionee during any calendar year specified in paragraph 4(a) above, and the shares of Stock subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security covered by the Option.

    b. Notwithstanding subparagraph (a) of this paragraph, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of the Company or the transfer of more than 80% of the then outstanding Stock of the Company to another entity or person, the Plan and any Options granted under the Plan shall terminate upon the consummation of the transaction (provided, such Options may be exercised effective simultaneously with such consummation to the extent otherwise exercisable, giving effect to any acceleration thereof by reason of such consummation), and the Committee shall have the right, but shall not be obligated, to accelerate the time in which any Option may be exercised prior to such termination, unless provision shall be made in writing in connection with such transaction for the continuance of the Plan, for the assumption of Options previously granted or the substitution for such Options with new options to purchase the stock of a successor corporation, or parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and the option price, in which event the Plan and Options previously granted shall continue in the manner and under the terms so provided; provided, however, that the Committee or the Board of Directors shall have the authority to amend this paragraph to provide for a requirement that a successor corporation assume any outstanding Options.

    c. Adjustments under this paragraph shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan or in connection with any such adjustment.

15. Amendment and Termination of Plan

    a. The Board of Directors of the Company, may, from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or amend or revise the terms of the Plan; provided that any amendment to the Plan shall be approved by a majority of votes cast at a meeting of shareholders at which a quorum representing a majority of the Stock is present in person or by proxy if the amendment would (i) materially increase the benefits accruing to participants under the Plan; (ii) increase the number of shares of Stock which may be issued under the Plan, except as permitted under the provisions of paragraph 14 above; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

    b. Subject to the provisions in paragraph 14 above, the Plan shall terminate May 2, 2000, being ten (10) years from the date of the initial adoption of the Plan (prior to its amendment and restatement) by the Board of Directors.

    c. Subject to the provisions in paragraph 14 above, no amendment, suspension or termination of this Plan shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option granted to such Optionee under the Plan.

    d. Notwithstanding the foregoing, the provisions of paragraph 5 hereof may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder.

16. Effective Date of Plan

    The Plan shall become effective upon adoption by the Board of Directors of the Company and approval by the Company's shareholders; provided, however, that prior to approval of the Plan by the Company's shareholders but after adoption by the Board of Directors, Options may be granted under the Plan subject to obtaining such approval.

17. Term of Plan

    No Option shall be granted pursuant to the Plan after May 2, 2000.

                                                                      Exhibit B

                                 WORLDCOM, INC.
                         SPECIAL PERFORMANCE BONUS PLAN

I.  Purpose.

    The WorldCom, Inc. Special Performance Bonus Plan (the "Plan") is established to provide a special bonus for the Chief Executive Officer (the "Participant") of WorldCom, Inc. (the "Company") with respect to each of fiscal years 1996, 1997 and 1998. Any such bonus shall be in addition to any other bonus payable to the Participant. The efficacy of this Plan and the payment of any bonus hereunder are expressly contingent on approval of the Plan by the shareholders of the Company.

II. Administration: Eligibility.

    The Plan will be administered by the Compensation and Stock Option Committee of the Company, such other committee as may be designated by the Board of Directors of the Company or a subcommittee of the committee involved as may be designated by said committee (hereinafter such committee or subcommittee, as applicable, is referred to as the "Committee"). The Committee shall be comprised solely of two or more outside directors of the Company (as defined in Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder). The Committee, subject to the approval of the full Board of Directors, has complete discretion and authority with respect to the Plan and its application. The Participant is the only employee eligible to participate in the Plan.

III.     Determination of Bonus.

    The award of a bonus to the Participant under the Plan for each of fiscal years 1996, 1997 and 1998 is predicated on the achievement by the Company of one or more performance goals during such fiscal year, as determined by the Committee. The Committee shall timely establish in writing for each such fiscal year (a) a maximum bonus under the Plan for the Participant, which shall not exceed $1,000,000 with respect to fiscal year 1996 or the greater of $1,000,000 and 150% of the amount of any bonus paid or payable hereunder for the prior fiscal year with respect to fiscal years 1997 and 1998, and (b) one or more performance goals which must be met as a precondition to the payment of a bonus. Such goal(s) shall be based on billings by the Company under one or more service agreements with its customer(s).

    The Committee shall convene as and when appropriate to determine whether, in fact, the previously established performance goal(s) has/have been met. The Committee shall certify in writing to the full Board of Directors whether the performance goal(s) has/have been met prior to payment of any bonus.

    If the Committee determines that the performance goal(s) has/have been met, the Participant may receive a bonus under the Plan which shall not exceed the maximum amount established by the Committee.

    All determinations of billings shall be derived from invoices sent by the Company.

IV. Amount and Distribution of the Bonus.

    After certifying that the performance goal or goals has or have been met, the Committee will then decide whether the Participant will receive his maximum bonus under the Plan or some lesser amount (or no bonus at all). Except as other provided herein, the Committee's decision regarding the amount of the Participant's bonus shall be made in the sole discretion of the Committee.

    Distribution of the bonus determined under the preceding paragraph shall be made as soon as practicable after the Committee's certification described in
Article III, above; provided that any bonus hereunder with respect to fiscal year 1996 shall not be payable until after September 15, 1996. All bonuses hereunder shall be payable in cash.

V.  Miscellaneous Provisions.

    1. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Company or any subsidiary thereof nor limit the right of the Company or any subsidiary thereof to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

    2. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonus hereunder. Neither the Participant nor any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive a bonus under the Plan and the Participant and any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

    3. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

    4. This Plan, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the internal laws of the State of Mississippi.

    5. The Company reserves the right to terminate the Plan in its entirety at any time, with or without notice, or to amend the Plan as it exists from time to time, with or without notice, through resolution of the Committee.

    IN WITNESS WHEREOF, the Compensation and Stock Option Committee of the Company has adopted this Plan as of March 1, 1996.

                                  WORLDCOM, INC. COMPENSATION AND STOCK
                                  OPTION COMMITTEE

                                  By: /s/ Stiles A. Kellett, Jr.
                                      -----------------------------------------
                                      Stiles A. Kellett, Jr., Chairman

                                                                        ANNEX A
                                  FORM OF PROXY
                                 [FRONT OF CARD]

                                      PROXY
                                 WORLDCOM, INC.
             515 East Amite Street, Jackson, Mississippi  39201-2702

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  Annual Meeting of Shareholders, May 23, 1996

    The undersigned hereby appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to vote at the Annual Meeting of Shareholders of WorldCom, Inc. (the "Company"), to be held on Thursday, May 23, 1996, commencing at 10:00 a.m. local time, at the corporate office of the Company, 515 East Amite Street, Jackson, Mississippi 39201-2702, and at any and all adjournments thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of the Company dated April 22, 1996.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR
PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN THE PROXIES' DISCRETION WITH RESPECT TO PROPOSAL 5.

                                                    (Continued on reverse side)

                                      WORLDCOM, INC.
                                      P.O. BOX 11284
                                      NEW YORK, N.Y. 10203-0284

                                 [BACK OF CARD]

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below [X]
    WITHHOLD AUTHORITY to vote for all nominees listed below [X]
    *EXCEPTIONS [X]

Nominees: Carl J. Aycock, Max E. Bobbitt, Bernard J. Ebbers, Francesco Galesi,
          Stiles A. Kellett, Jr., Silvia Kessel, John W. Kluge, John A. Porter, Stuart Subotnick, Scott D. Sullivan, Lawrence C. Tucker and
          Roy A. Wilkens

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            -------------------------------------------------------------------

2. Proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 500,000,000 to 750,000,000.

    FOR [X]     AGAINST [X]     ABSTAIN [X]

3. Proposal to approve the Company's Third Amended and Restated 1990 Stock Option Plan.

    FOR [X]     AGAINST [X]     ABSTAIN [X]

4.  Proposal to approve the Company's Special Performance Bonus Plan.

    FOR [X]     AGAINST [X]     ABSTAIN [X]

5. In their discretion with respect to such other business as properly may come before the meeting or any adjournments thereof.

                             Change of Address and or Comments Mark Here [X]

                             Please sign exactly as name(s) appear on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             Dated:                                     , 1996.
                                    ------------------------------------

                             --------------------------------------------------
                                                  Signature

                             --------------------------------------------------
                                          Signature if held jointly

                             Votes MUST be indicated (x) in Black or Blue ink.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.